AGREEMENT TO EXTEND AND AMEND
                    DATA CENTER MANAGEMENT AGREEMENT AND
                    TO AMEND REGISTRATION RIGHTS AGREEMENT


          This Agreement to Extend and Amend Data Center Management Agreement (this "Amendment") is made and entered into as of August 31, 1994, by and between Trans Union Corporation ("Trans Union"), with a place of business at 555 West Adams Street, Chicago, Illinois 60661, and Acxiom Corporation ("Acxiom"), with a place of business at 301 Industrial Boulevard, Conway, Arkansas 72032.

          In consideration of the mutual promises, undertakings, relinquishments of rights, and other considerations set forth below, the parties hereby amend that certain Data Center Management Agreement between the parties dated July 27, 1992 (the "Agreement") and otherwise undertake and agree as follows:

          1. Pursuant to clause (ii) of Section 5.3 of the Agreement, Trans Union hereby elects (and shall be deemed, for purposes of the Warrant referred to in paragraph 5.1.3.1(f) of the Agreement, to have delivered to Acxiom a notice of its election) to continue fully and extend its relationship with Acxiom under the Agreement for the "Extended Term" (as defined in said clause 5.3(ii)).

          2. Acxiom hereby waives and releases its rights under Section 5.1.3.6 of the Agreement, and the parties mutually agree that the Agreement is hereby amended by deleting therefrom the entirety of Section 5.1.3.6 of the Agreement.

          3. Acxiom hereby waives and releases its rights under paragraph (b) of Section 5.1.3.7 of the Agreement, Trans Union hereby waives and releases its rights under paragraph (a) of Section 5.1.3.7 of the Agreement, and the parties mutually agree that the Agreement is hereby amended by deleting therefrom the entirety of Sections 5.1.3.7 and
     5.1.3.7.1 of the Agreement (which Sections shall not, for purposes of this Amendment, be deemed to include, and this Amendment shall not delete, Sections 5.1.3.7.2, 5.1.3.7.3, or 5.1.3.7.4).

          4.     The parties mutually agree that the Registration
     Rights Agreement between the parties dated July 27, 1992, is hereby amended as follows:

          by adding to Section 3.0 thereof, at the end thereof, an additional sentence which shall be and read as follows:

          "The rights of Trans Union under this Section 3.0 may be exercised by it twice -- i.e., they may be exercised on two separate occasions, so as to require two (but not more than two) separate registrations."

          5. Each of the parties promises and agrees to execute, by not later than August 31, 1994, a letter of intent in the form attached hereto as Exhibit A regarding arrangements for the performance by Acxiom of certain data processing requirements and other functions of the Marketing Services Division of Trans Union.

          6. Each of the parties represents and warrants that its execution and delivery of this Amendment have been duly authorized by all necessary corporate action.

                                    Acxiom Corporation


                                    By:    /s/ James T. Womble
                                        -------------------------


                                   Trans Union Corporation


                                    By:    /s/ Ralph Sorice
                                        -------------------------

                                                      EXHIBIT A

     August 31, 1994


     Mr. James T. Womble
     Executive Vice President
     Acxiom Corporation
     301 Industrial Boulevard
     Conway, AR  72032-7103

          Re:  Marketing Services Division Agreement

     Dear Jim:

          On July 27, 1992, Trans Union and Acxiom entered into a Data Center Management Agreement ("DCMA"). Recently, Trans Union and Acxiom have discussed a proposal ("Proposal") by Acxiom to improve the efficiency of certain data processing services used in the to-be-defined operation of the Marketing Services Division (excluding, without limitation, the List and Insurance divisions) of Trans Union ("MSD"). The parties mutually acknowledge and agree that this letter is not intended to create any binding contractual or legal obligations upon either party with respect to the subject matter of the Proposal. The purpose of this letter is to summarize a potential transaction. The parties agree to negotiate in good faith a definitive and binding agreement ("Agreement"), but either party may terminate such negotiations at any time for any or no reason.

          1. Development. On a mutually agreed upon schedule of milestones and benchmarks (with completion on or before July, 1996), Acxiom will develop certain computer software and related technical materials and processes and undergo certain conversions for MSD (the "MSD Software"), so as to enable Acxiom to provide, pursuant to the Agreement, all data processing services and software systems necessary for MSD's operations from Acxiom's data center in Conway, Arkansas from and after an agreed cutover date. Acxiom will contribute leadership and product knowledge by dedicating a business unit executive and all required programming, customer service and support personnel to the development and operations, and Acxiom will provide appropriate training and consulting services to Trans Union to enable Trans Union to utilize the MSD Software and related new systems. The foregoing will be at Acxiom's sole cost, expense and responsibility. Trans Union will retain all rights, title, and ownership in and to the MSD Software and its components (whether tangible or intangible) developed in connection with this Proposal, including without limitation all copyright, patent, trade secrets and other proprietary rights pertaining thereto.

          2. Efforts by Trans Union. Trans Union will at cost: (i) provide facilities and resources, and (ii) furnish technical personnel (including programming, customer service, support personnel, and personnel with market knowledge) to assist in Acxiom's efforts.

          3. Standards. Service levels and acceptance standards will be established. An executive committee comprised of officers of each party will be established to have general oversight over the development and operations effort. The establishment and operation of such executive committee will not diminish Acxiom's duty to develop the MSD Software as described in paragraph 1 herein.

          4.    Pricing and Payments:

                4.1 Payments by Acxiom. In consideration for the services to be provided by Trans Union in paragraph 2 herein, Acxiom will pay Trans Union on terms and conditions to be agreed upon. Acxiom will reimburse Trans Union for all expenses incurred by Trans Union in connection with such services.

                4.2 Payments by Trans Union. In consideration for the development and other services of Acxiom, for each twelve month period of September 1 through August 31 ("Applicable Year") beginning with the first full Applicable Year throughout which the MSD Software is fully implemented, and until the year ending on August 31, 2002 (unless the DCMA is earlier terminated), Trans Union will pay Acxiom an amount calculated on the basis of terms, conditions and formulas which are yet undetermined but which are contemplated by the parties to include a portion of a to-be-defined improvement in MSD profit margin.

                4.3 Cost Savings. Notwithstanding anything to the contrary stated herein or in the DCMA, the Data Center Management fee as defined by the DCMA would be reduced by 100% of the net reduction in Acxiom's Data Center cost (including without limitation reduction in processing costs and personnel costs resulting from the development and operations) ("Cost Reduction"). The Cost Reduction includes without limitation reduction in cost due to the use of the MSD Software and reduction in cost due to the transfer of systems and services to Conway, Arkansas. For any Applicable Year in which the Cost Reduction is less than a to-be-determined "Guarantee" (contemplated by the parties to be at least ten percent (10%) of a to-be-determined base MSD cost level), Acxiom will pay Trans Union the difference between the Guarantee and the Cost Reduction. Trans Union will have the right immediately to apply and set off any and all such amounts against, and in payment of, any and all amounts then or thereafter payable by Trans Union to Acxiom under any provision of the DCMA.

          5. The Data Center Management Agreement. The Agreement would not amend or modify any terms or provisions of the DCMA, nor would the provision of services under the Agreement have any effect on Acxiom's obligations arising under the DCMA, except as specifically provided herein. In particular, and in accordance with Section 5.8 of the DCMA, Acxiom would remain obligated to pay Trans Union the stated portion (approximately 50%) of the Savings not subject to paragraph 4.3 herein.

          If the above sets forth your understanding of the status of our discussions with respect to the Proposal, please execute one copy of this letter in the space provided below and return a fully executed copy to me.

                               Very Truly Yours,


                               TRANS UNION CORPORATION


                               /s/ Ralph Sorice



     Accepted and agreed to this
     31st day of August, 1994

     ACXIOM CORPORATION


     /s/ James T. Womble
     Executive Vice President

     RS/ls